EXHIBIT 99.1

BJ’s Restaurants, Inc. Reports Fiscal Second Quarter 2022 Results

HUNTINGTON BEACH, Calif., July 21, 2022 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ: BJRI) today reported financial results for its fiscal 2022 second quarter ended Tuesday, June 28, 2022.

Second Quarter 2022 Compared to Second Quarter 2021

  Total revenues increased 13.6% to $329.7 million
  Total restaurant operating weeks increased 1.5%
  Comparable restaurant sales increased 11.7%
  Net income of $0.3 million, compared to $6.4 million; diluted net income per share of $0.01, compared to $0.26
    The 2022 second quarter net income and diluted net income per share are inclusive of a $2.2 million, or $0.09 per share, income tax expense which reflects the Company’s estimated annual effective tax rate and offsets a portion of the $10.2 million income tax benefit recorded in the first quarter of 2022.
  Adjusted EBITDA of $23.4 million, compared to $27.7 million

“Our second quarter sales performance highlights the powerful guest affinity to the BJ’s brand and the success of our initiatives to rebuild restaurant staffing, as we hired more than 6,000 new team members and increased our team member count by 8% from the end of the first quarter, which enabled us to serve more guests,” commented Greg Levin, Chief Executive Officer and President. “In light of these factors, we delivered BJ’s highest ever quarterly sales with total revenues eclipsing the previous record set in the second quarter of 2019 by 9.5%. Comparable restaurant sales were up 4.8% over the second quarter of 2019 and comparable restaurant sales increased 11.7% compared to a year ago. The solid quarterly sales growth led to improved restaurant margins over first quarter levels, although continued inflationary pressures throughout the quarter curtailed further margin expansion. Given the inflationary environment and its impact on our restaurant margins, we will be testing numerous margin improvement initiatives over the next several months as well as implementing an additional round of menu price increases in August. Our sales performance has continued into July with period-to-date comparable weekly sales improving 4.0% as compared to 2019.

“During the second quarter, we opened new restaurants in San Antonio, Texas and Framingham, Massachusetts. With three new restaurants opened this year, our footprint has been expanded to 214 locations. We are very pleased with the performance of these new openings, which continue to demonstrate that guests love the BJ’s concept in both new and existing markets. We continue to expect to open up to five additional restaurants in the second half of the year. Additionally, we are encouraged by early results of recent restaurant remodels which added seating capacity in several restaurants as part of our comprehensive remodel initiative to deliver an even better guest experience and add sales-driving capacity. We remain committed to significantly increasing our average weekly sales, growing our restaurant margins and continuing our national expansion with a controlled pace in top-quality sites, thereby growing BJ’s sales to $2 billion and beyond and delivering meaningful earnings growth and shareholder returns,” concluded Levin.

Investor Conference Call and Webcast

BJ’s Restaurants, Inc. will conduct a conference call on its second quarter 2022 earnings release today, July 21, 2022, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Management will discuss the financial results and host a question and answer session. In addition, a live audio webcast of the call will be accessible to the public on the “Investors” page of the Company’s website located at http://www.bjsrestaurants.com, and a recording of the webcast will be archived on the site for 30 days following the live event. Please allow 15 minutes to register and download and install any necessary software.

About BJ’s Restaurants, Inc.

BJ’s Restaurants, Inc. (“BJ’s”) is a national brand with brewhouse roots where craft matters. BJ’s broad menu has something for everyone: slow-roasted entrees, like prime rib, BJ’s EnLIGHTened Entrees® including Cherry Chipotle Glazed Salmon, signature deep dish pizza and the often imitated, but never replicated world-famous Pizookie® dessert. BJ’s has been a pioneer in the craft brewing world since 1996, and takes pride in serving BJ’s award-winning proprietary handcrafted beers, brewed at its brewing operations in five states and by independent third party craft brewers. The BJ’s experience offers high-quality ingredients, bold flavors, moderate prices, sincere service and a cool, contemporary atmosphere. Founded in 1978, BJ’s owns and operates 214 casual dining restaurants in 29 states: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Virginia and Washington. All restaurants offer dine-in, take-out, delivery and large party catering. For more BJ’s information, visit http://www.bjsrestaurants.com.

Forward-Looking Statements Disclaimer

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking” statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margins, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends, on and off-premise sales trends, construction cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods. These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the ongoing effects of the COVID-19 pandemic on our restaurant sales and operations, labor and staffing, guest traffic, our supply chain and the ability of our suppliers to continue to timely deliver food and other supplies necessary for the operation of our restaurants, the ability to manage costs and reduce expenditures and the availability of additional financing, (ii) our inability or failure to successfully and sufficiently raise menu prices to offset rising costs, (iii) our inability to manage new restaurant openings, (iv) construction delays, (v) labor shortages, (vi) increases in minimum wage and other employment related costs, including compliance with the Patient Protection and Affordable Care Act and minimum salary requirements for exempt team members, (vii) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (viii) food quality and health concerns and the effect of negative publicity about us, our restaurants, other restaurants, or others across the food supply chain, due to food borne illness or other reasons, whether or not accurate, (ix) factors that impact California, Texas and Florida, where a substantial number of our restaurants are located, (x) restaurant and brewery industry competition, (xi) impact of certain brewing business considerations, including without limitation, dependence upon suppliers, third party contractors and distributors, and related hazards, (xii) consumer spending trends in general for casual dining occasions, (xiii) potential uninsured losses and liabilities due to limitations on insurance coverage, (xiv) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy requirements, (xv) trademark and service-mark risks, (xvi) government regulations and licensing costs, (xvii) beer and liquor regulations, (xviii) loss of key personnel, (xix) inability to secure acceptable sites, (xx) legal proceedings, (xxi) other general economic and regulatory conditions and requirements, (xxii) the success of our key sales-building and related operational initiatives, (xxiii) any failure of our information technology or security breaches with respect to our electronic systems and data, and (xxiv) numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The “forward-looking” statements contained in this press release are based on current assumptions and expectations, and BJ’s Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

For further information, please contact Tom Houdek of BJ’s Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.

BJ’s Restaurants, Inc.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except for per share data)

	Second Quarter Ended				Six Months Ended
	June 28, 2022		June 29, 2021		June 28, 2022		June 29, 2021
Revenues	$329,697	100.0%	$290,283	100.0%	$628,426	100.0%	$513,590	100.0%
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	90,928	27.6	75,586	26.0	172,394	27.4	131,735	25.6
Labor and benefits	123,111	37.3	104,218	35.9	239,397	38.1	185,898	36.2
Occupancy and operating	76,560	23.2	67,567	23.3	148,261	23.6	127,395	24.8
General and administrative	16,905	5.1	17,032	5.9	35,158	5.6	32,293	6.3
Depreciation and amortization	17,565	5.3	18,233	6.3	35,541	5.7	36,436	7.1
Restaurant opening	1,045	0.3	721	0.2	1,628	0.3	849	0.2
Loss on disposal and impairment of assets	438	0.1	252	0.1	595	0.1	525	0.1
Total costs and expenses	326,552	99.0	283,609	97.7	632,974	100.7	515,131	100.3
Income (loss) from operations	3,145	1.0	6,674	2.3	(4,548)	(0.7)	(1,541)	(0.3)

Other (expense) income:
Interest expense, net	(436)	(0.1)	(1,594)	(0.5)	(1,070)	(0.2)	(2,996)	(0.6)
Other (expense) income, net	(187)	(0.1)	(8)	-	(575)	(0.1)	302	0.1
Total other expense	(623)	(0.2)	(1,602)	(0.6)	(1,645)	(0.3)	(2,694)	(0.5)
Income (loss) before income taxes	2,522	0.8	5,072	1.7	(6,193)	(1.0)	(4,235)	(0.8)

Income tax expense (benefit)	2,225	0.7	(1,297)	(0.4)	(7,950)	(1.3)	(7,463)	(1.5)
Net income	$297	0.1%	$6,369	2.2%	$1,757	0.3%	$3,228	0.6%

Net income per share:
Basic	$0.01		$0.27		$0.08		$0.14
Diluted	$0.01		$0.26		$0.07		$0.13

Weighted average number of shares outstanding:
Basic	23,434		23,247		23,405		23,087
Diluted	23,576		24,252		23,658		24,083

Percentages reflected above may not reconcile due to rounding.

BJ’s Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)
	June 28, 2022 (unaudited)	December 28, 2021
Cash and cash equivalents	$37,761	$38,527
Total assets	$1,031,115	$1,035,166
Total debt	$50,000	$50,000
Shareholders’ equity	$340,344	$333,771

BJ’s Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	Second Quarter Ended				Six Months Ended
	June 28, 2022		June 29, 2021		June 28, 2022		June 29, 2021
Stock-based compensation (1)
Labor and benefits	$640	0.2%	$723	0.2%	$1,390	0.2%	$1,531	0.3%
General and administrative	1,648	0.5	1,842	0.6	3,609	0.6	3,452	0.7
Total stock-based compensation	$2,288	0.7%	$2,565	0.9%	$4,999	0.8%	$4,983	1.0%
Operating Data
Comparable restaurant sales % change	11.7%		121.9%		21.3%		32.9%
Restaurants opened during period	2		2		3		2
Restaurants open at period-end	214		212 (2)		214 (3)		212 (2)
Restaurant operating weeks	2,773		2,730		5,509		5,447

  (1)  Percentages represent percent of total revenues.
  (2)  During the period, one restaurant was temporarily closed due to the COVID-19 pandemic.
  (3)  During the period, one restaurant was permanently closed and three restaurants were opened.

Restaurant Level Operating Margin

Restaurant level operating margin, a non-GAAP financial measure, is equal to the revenues generated by our restaurants less their direct operating costs which consist of cost of sales, labor and benefits, and occupancy and operating costs. This performance measure primarily includes the costs that restaurant level managers can directly control and excludes other operating costs that are essential to conduct the Company’s business, as detailed in the table below. Management uses restaurant level operating margin as a supplemental measure of restaurant performance. Management believes restaurant level operating margin is useful to investors in that it highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. Because other companies may calculate restaurant level operating margin differently than we do, restaurant level operating margin as presented herein may not be comparable to similarly titled measures reported by other companies.

A reconciliation of income (loss) from operations to restaurant level operating margin for the second quarter ended June 28, 2022 and June 29, 2021 is set forth below:

Supplemental Financial Information – Restaurant Level Operating Margin
(Unaudited, dollars in thousands)

	Second Quarter Ended				Six Months Ended
	June 28, 2022		June 29, 2021		June 28, 2022		June 29, 2021
Income (loss) from operations	$3,145	1.0%	$6,674	2.3%	$(4,548)	(0.7)%	$(1,541)	(0.3)%
General and administrative	16,905	5.1	17,032	5.9	35,158	5.6	32,293	6.3
Depreciation and amortization	17,565	5.3	18,233	6.3	35,541	5.7	36,436	7.1
Restaurant opening	1,045	0.3	721	0.2	1,628	0.3	849	0.2
Loss on disposal and impairment of assets	438	0.1	252	0.1	595	0.1	525	0.1
Restaurant level operating margin	$39,098	11.9%	$42,912	14.8%	$68,374	10.9%	$68,562	13.3%

Percentages above represent percent of total revenues and may not reconcile due to rounding.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)

Adjusted EBITDA is a non-GAAP financial measure that represents the sum of net income adjusted for certain expenses and gains/losses detailed within the reconciliation below. Management uses Adjusted EBITDA as a supplemental measure of our performance. Management believes these measures are useful to investors in that they highlight cash flow and trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. Because other companies may calculate these measures differently than we do, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

A reconciliation of net income to adjusted EBITDA for the second quarter ended June 28, 2022 and June 29, 2021 is set forth below:

Supplemental Financial Information – Net Income to Adjusted EBITDA
(Unaudited, dollars in thousands)

	Second Quarter Ended				Six Months Ended
	June 28, 2022		June 29, 2021		June 28, 2022		June 29, 2021
Net income	$297	0.1%	$6,369	2.2%	$1,757	0.3%	$3,228	0.6%
Interest expense, net	436	0.1	1,594	0.5	1,070	0.2	2,996	0.6
Income tax expense (benefit)	2,225	0.7	(1,297)	(0.4)	(7,950)	(1.3)	(7,463)	(1.5)
Depreciation and amortization	17,565	5.3	18,233	6.3	35,541	5.7	36,436	7.1
Stock-based compensation expense	2,288	0.7	2,565	0.9	4,999	0.8	4,983	1.0
Other expense (income), net	187	0.1	8	-	575	0.1	(302)	(0.1)
Loss on disposal and impairment of assets	438	0.1	252	0.1	595	0.1	525	0.1
Adjusted EBITDA	$23,436	7.1%	$27,724	9.6%	$36,587	5.8%	$40,403	7.9%

Percentages above represent percent of total revenues and may not reconcile due to rounding.